Exhibit 10.3

February 28, 2022

Attention: Vincent Donargo

vince.donargo@calumetspecialty.com

Subject: Promotion Letter

Dear Vince,

On behalf of Calumet GP, LLC, I am pleased to promote you to the role of Executive Vice President & Chief Financial Officer effective May 1, 2022.

Effective May 1, 2022, your annual salary will be $400,000. You will continue to be eligible to participate in the Calumet Short-Term Incentive Plan with a bonus target of 100% of your annual base salary based on company financial metrics and your own individual contributions. If minimum financial metrics and minimum individual contributions are met, it would pay at 50% of your base salary and at its maximum it would pay at 200% of your base annual salary. If actual performance falls between the various levels (between minimum and target for instance), the annual bonus award will be prorated, up to the maximum potential award. Should the Company not meet its minimum financial target, no awards will be issued regardless of individual contributions.

You will continue to be eligible to participate in the Calumet GP, LLC Amended and Restated Long-Term Incentive Plan. In your new role, your annual LTIP target will be 80% of your annual base salary, and these units have a 3-year cliff vest requirement. Any award under the Plan will take into consideration your individual contribution as well as the achievement of Company financial targets. Should the Company not meet its minimum financial target, no awards will be issued under the Plan.

All other terms and conditions of your at-will employment remain the same.

I am pleased to have you take on this new and exciting role and look forward to your future success. Please let me know if you have any questions.

Sincerely,

/s/ Todd Borgmann

Todd Borgmann, Executive Vice President & Chief Financial Officer

Agreed and accepted:

/s/ Vincent Donargo	3/1/2022
Vincent Donargo	Date